Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Weave Communications, Inc. of our report dated July 20, 2021, except for the effects of disclosing disaggregation of revenue information discussed in Note 3 and net loss per share information discussed in Note 15 to the consolidated financial statements, as to which the date is August 20, 2021, relating to the financial statements, which appears in Weave Communications, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-260321).
/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
November 11, 2021
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